Exhibit 99.2

Trading Under the Symbol: ISDR

Transcript of

Sachem Capital

Third Quarter 2018 Business Update Call

November 14, 2018

Participants

David Waldman – Investor Relations

John Villano - Co-CEO and CFO

Presentation

Operator

Greetings, and welcome to the Sachem Capital Third Quarter 2018 Business Update. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions]. As a reminder, this conference is being recorded.

I would now like to turn the conference over to your host, Mr. David Waldman, Investor Relations for Sachem Capital. Thank you. You may begin.

David Waldman – Investor Relations

Good morning, and thank you for joining Sachem Capital Corp's Third Quarter 2018 Business Update Conference Call. On the call with us today is John Villano CPA, Co-Chief Executive Officer and Chief Financial Officer of Sachem Capital.

The company issued a press release yesterday containing third quarter 2018 financial results, which is also posted on the company's website. In addition, the company filed its quarterly report on Form 10-Q with the U.S. Securities and Exchange Commission yesterday, which can be accessed on the company's website as well as the SEC's website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please contact Crescendo Communications at 212-671-1021.

Before Mr. Villano reviews the company's operating results for the third quarter of 2018 and the company's financial condition at September 30, 2018, we would like to remind everyone that this conference call may contain forward-looking statements. All statements other than statements of historical facts contained in this conference call, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements.

The words anticipate, estimate, expect, project, plan, seek, intend, believe, may, might, will, should, could, likely, continue, design, and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements. These forward-looking statements are based largely on the company's current expectations and projections about future events and trends that it believes may affect its financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

These forward-looking statements are subject to several risks, uncertainties and assumptions as described in the company's Annual Report on Form 10-K for 2017 filed with the U.S. Securities and Exchange Commission on April 2, 2018. Because of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this conference call may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2018 Business Update Call November 14, 2018

You should not rely upon forward-looking statements as predictions of future events. Although, the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, level of activity, performance or achievements. In addition, neither the company nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

The company disclaims any duty to update any of these forward-looking statements. All forward-looking statements attributable to the company are expressly qualified in their entirety by these cautionary statements, as well as others made in this conference call. You should evaluate all forward-looking statements made by the company in the context of these risks and uncertainties.

With that, I will now turn the call over to John Villano. Please go ahead, John.

John Villano - Co-CEO and CFO

Thank you, David, and thanks to everyone for joining us today. I'd like to start by providing an update on our financial condition and our operating results for the three months ended September 30, 2018. Operating results for the nine months ended September 30, 2018 are available in our press release and our recently filed 10-Q. I will gladly answer any questions relating to the nine month performance during the Q&A at the end of this call.

I'm pleased to report that Sachem continues to deliver strong top and bottom line results. We reported another quarter of strong year-over-year revenue growth and improved profitability. Total revenues and net income for the three months ended September 30, 2018 were approximately $3.05 million and $1.96 million, respectively, reflecting a 57% and 49% increase in comparison to the third quarter of 2017.

Net income per share for the 2018 period was $0.13, compared to $0.12 for the 2017 period, an 8.3% increase. This EPS increase reflects our continued ability to put capital to work in a profitable and an accretive manner, particularly as the weighted average of basic and fully dilutive number of shares outstanding increased 39% over the 2017 period.

We believe the key factors to our continued success are disciplined underwriting, extensive due diligence and flexibility in structuring loans to suit the needs of our borrowers, providing us a distinct advantage in this market. On an ongoing basis, we closely monitor all borrower activity throughout the loan term. Finally, since we portfolio all of our loans, we look to strengthen our relationship with the borrower.

As a result of our continuing operational success, we recently paid an increased quarterly dividend of $0.12 per share, a 9% increase over our most recent quarterly dividend payment. We have also maintained a solid balance sheet, and ended the quarter with over $55 million in shareholders' equity.

With that as the background, I'm going to give a little more detail on our third quarter performance and then provide some more color on our strategy and outlook. For the third quarter of 2018, total revenues were approximately $3.05 million compared to approximately $1.9 million for the third quarter of 2017, an increase of approximately $1.1 million, or 57.4%. This increase in revenue reflects strong originations and an overall increase in our lending operations. At the end of the quarter our loan portfolio included 395 loans compared to 311 at September 30, 2017.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2018 Business Update Call November 14, 2018

This increase in revenue was spread across every line item. Interest income from mortgage loans was approximately $2.27 million compared to approximately $1.57 million for the same period last year. This increase was approximately 44.6%. Origination fees for the quarter were approximately $383,000 compared to approximately $197,000 in the corresponding 2017 period.

Income from late fees, processing fees and other loan closing fees increased by approximately $25,000. And, finally, other income, which includes in-house legal fees, income on borrower charges, loan modification fees and other income, which includes expedite fees, increased by approximately $95,000.

Total operating costs and expenses for the third quarter of 2018 were approximately $1.09 million compared to approximately $621,000 in the same period last year. This increase in operating costs and expenses was due to the growth of our loan portfolio and an increase in lending operations. Basically, we utilized our credit facility to fund more loans.

Interest and amortization of deferred financing costs increased by $191,000 during the September 2018 quarter. This was an increase of 64% over prior period. Another operating expense that had a significant increase was compensation, which includes stock-based compensation and payroll-related costs of approximately $374,000 in the 2018 quarter compared to $196,000 in the 2017 quarter.

As noted in our 10-Q, this increase was due to an increase in the number of employees and adjustments to the compensation payable to our employees, including management, as well as stock-based compensation for independent board members. We will continue to build the infrastructure necessary to service our portfolio, protect our capital and expand operations.

Net income for the 2018 quarter was $1.96 million compared to $1.32 million for the 2017 quarter. This was a 48.9% increase. Basic and diluted net income per weighted average common share outstanding for the third quarter of 2018 was $0.13, compared to $0.12 per share for the third quarter of 2017.

Turning now to our balance sheet as of September 30, 2018, total assets were approximately $85 million compared to approximately $67.5 million as of December 31, 2017. Our loan portfolio was approximately $77.8 million compared to approximately $63.3 million as of December 31, 2017. This increase was approximately 23%.

Interest and fees receivable from borrowers were approximately $1.38 million compared to approximately $645,000 at December 31, 2017. Real estate owned increased to $3.1 million from $1.2 million as of September 30, 2018 compared to September 30, 2017. Of the $3.1 million of REO, approximately $900,000 is classified as real estate held for rental and $2.2 million as real estate held for sale. Of the nine properties held for sale at September 30, 2018, two have since been sold and the other seven are being actively marketed.

Total liabilities were approximately $29.2 million, including approximately $27.3 million outstanding under our Webster credit facility and approximately $294,000 outstanding under the term mortgage loan from Bankwell Bank, compared to total liabilities of approximately $12.9 million as of December 31, 2017, including approximately $9.8 million outstanding under the Bankwell credit facility and $301,000 outstanding on the Bankwell mortgage loan. And finally, shareholders' equity was approximately $55.8 million compared to approximately $54.6 million as of December 31, 2017.

Finally, as a REIT we are required under the relevant tax rules to distribute at least 90% of our taxable income to our shareholders in the form of dividends. Year-to-date we have distributed $0.335 per share, or approximately 84% of our net income of $0.40 per share. Historically, we have paid dividends equal to 100% of our earnings.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2018 Business Update Call November 14, 2018

Overall, we are very encouraged by the outlook for the business and remain fully committed to our goal of providing investors with attractive risk adjusted returns. As a non-bank real estate lender, we have more flexibility than traditional lenders to structure loans to suit the needs of our clients and those of a changing market environment. We have maintained strict underwriting criteria and conduct extensive due diligence to ensure our loans are of the highest quality, are well secured by collateral and personal guarantees.

We all know interest rates are rising, and will continue to do so for some time. In fact, rising interest rates are a positive for Sachem, as it makes it more difficult for investors purchasing real property to meet the underwriting requirements of banks and other traditional lending sources. In addition, as banks and other traditional lenders have raised their rates, we have not raised our loan costs, which makes our loan programs more competitive.

In terms of outlook, we continue to see strong demand for our loan products. Our biggest challenge right now is we are nearing our borrowing limit with Webster Bank. As such, we have started to explore other avenues for raising growth capital.

To that end, we recently went effective on a universal S-3 registration statement covering the sale of up to $100 million of our securities, which can include common shares, preferred shares and debt instruments. Within the registration statement is a prospectus supplement covering the sale of up to $16 million of common shares in an at-the-market offering.

There are a number of differences between an ATM and other equity or debt structures, but importantly, there are no discounts, warrants or other mechanisms providing a preference over other common stockholders. I would also like to point out that this facility simply provides us with a vehicle, if and when we want to raise capital, to do so in an efficient manner. But it's important to note we have no requirement to use this facility. In addition, under our credit agreement with Webster, we have the right to separately finance the loans in our portfolio that are secured by commercial properties. Currently these loans have an aggregate principal balance of approximately $25 million.

To wrap up, our lending platform is solid and sustainable. The demand for our loan products and services in the markets we already service continues to be strong, especially loans under $500,000, as traditional lenders are unable to satisfy demand in this fast paced environment. In addition, we believe our vertically integrated loan origination platform and increased flexibility to structure loans to suit the needs of our borrowers provides us a distinct market advantage over our competitors.

And even though the long-term robust trend in real estate has slowed somewhat, we intend to continue our conservative lending practices and adjust our lending criteria and financing strategies to appropriately address any future trends in the real estate and capital markets. We realize our shareholders have many investment choices. To this end, we will continue to work with diligence and purpose to achieve our longstanding goal of providing excellent risk-adjusted returns.

I would like to thank you all for joining the call today. At this point, we would like to open the call to questions.

Operator

Thank you. [Operator instructions]. Mr. Villano, there are no questions at this time. I'll turn the floor back to you for any final comments.

John Villano - Co-CEO and CFO

Once again, I'd like to thank everyone for participating on our third quarter conference call. We look forward to updating you again next quarter. Thank you again.

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Trading Under the Symbol: ISDR	Transcript: Sachem Capital Third Quarter 2018 Business Update Call November 14, 2018

Operator

Thank you. This concludes today's teleconference. You may disconnect your lines at this time. Thank you for your participation.

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